Exhibit 99.2

americold®

EARNINGS RELEASE & FINANCIAL SUPPLEMENT
SECOND QUARTER 2025

Financial Supplement	Second Quarter 2025

Financial Supplement	Second Quarter 2025

Corporate Profile
Americold is a global leader in temperature-controlled logistics real estate and value-added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 237 temperature-controlled warehouses, with approximately 1.5 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.
Corporate Headquarters
10 Glenlake Parkway, Suite 600, South Tower
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com
Senior Management
George F. Chappelle, Jr.: Chief Executive Officer and Director
E. Jay Wells: Chief Financial Officer and Executive Vice President
Robert S. Chambers: President
M. Bryan Verbarendse: President, Americas
Richard C. Winnall: President, International
Samantha L. Charleston: Chief Human Resources Officer and Executive Vice President
Nathan H. Harwell: Chief Legal Officer and Executive Vice President
R. Scott Henderson: Chief Investment Officer and Executive Vice President
Michael P. Spires: Chief Information Officer and Executive Vice President
Robert E. Harris, Jr.: Chief Accounting Officer and Senior Vice President
Board of Directors
Mark R. Patterson: Chairman of the Board of Directors
George J. Alburger, Jr.: Director
Kelly H. Barrett: Director
Robert L. Bass: Director
George F. Chappelle, Jr.: Chief Executive Officer and Director
Antonio F. Fernandez: Director
Pamela K. Kohn: Director
David J. Neithercut: Director
Andrew P. Power: Director
Investor Relations
To request more information or to be added to our e-mail distribution list, please visit the investors section of our website: www.americold.com
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Second Quarter 2025

Analyst Coverage

Firm	Analyst Name	Contact	Email
Baird Equity Research	Nicholas Thillman	414-298-5053	nthillman@rwbaird.com
Bank of America Merrill Lynch	Samir Khanal	646-855-1497	samir.khanal@bofa.com
Barclays	Brendan Lynch	212-526-9428	brendan.lynch@barclays.com
BNP Paribas Exane Research	Nate Crossett	646-725-3716	nate.crossett@exanebnpparibas.com
Citi	Craig Mailman	212-816-4471	craig.mailman@citi.com
Evercore ISI	Steve Sakwa/ Michael Griffin	212-446-9462 / 212-752-0886	steve.sakwa@evercoreisi.com / michael.griffin@evercoreisi.com
Green Street Advisors	Vince Tibone	949-640-8780	vtibone@greenstreet.com
J.P. Morgan	Michael W. Mueller	212-622-6689	michael.w.mueller@jpmorgan.com
KeyBanc	Todd Thomas	917-368-2286	tthomas@key.com
MorningStar Research Services	Suryansh Sharma	314-585-6793	suryansh.sharma@morningstar.com
Raymond James	Jonathan Hughes	727-567-2438	jonathan.hughes@raymondjames.com
RBC	Michael Carroll	440-715-2649	michael.carroll@rbccm.com
Scotiabank	Greg McGinniss	212-225-6906	greg.mcginniss@scotiabank.com
Truist	Ki Bin Kim	212-303-4124	kibin.kim@truist.com
Wells Fargo Securities	Blaine Heck	410-662-2556	blaine.heck@wellsfargo.com
Wolfe Research	Andy Liu	646-582-9257	aliu@wolferesearch.com
Stock Listing Information
The shares of Americold Realty Trust, Inc. are traded on the New York Stock Exchange under the symbol “COLD”.
Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Positive Trend)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)
These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Second Quarter 2025
AMERICOLD ANNOUNCES SECOND QUARTER 2025 RESULTS
Launched Three Innovative and Demand-Driven Development Projects

Delivered $0.36 AFFO per share

Updated 2025 Full-Year Outlook

Atlanta, GA, August 7th, 2025 – Americold Realty Trust, Inc. (NYSE: COLD) (the “Company”), a global leader in temperature-controlled logistics, real estate, and value-added services focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2025.

George Chappelle, Chief Executive Officer of Americold Realty Trust, said, “Our team continues to execute well in the current market, despite the impacts from multiple headwinds that are constraining occupancy levels across the industry. During the second quarter we made strong progress on our four key operational priorities and won new business, while continuing to manage the business tightly. As a result, the first half of the year has largely been in-line with expectations, demonstrating the resilience and breadth of our various operating levers.”

“We continue to position the Company for future growth. Specifically, we launched three innovative and demand-driven projects during the second quarter – our development in Kansas City in partnership with CPKC, our expansion in Allentown, and finally our state-of-the-art flagship build with DP World in the Port of Jebel Ali in Dubai. All three of these facilities are seeing strong customer demand, and we look forward to their financial contributions for years to come.”

“Looking to the second half of the year, we expect the challenging demand environment to continue, with occupancy and throughput levels remaining below typical seasonality trends. As a result of these headwinds, we are adjusting our AFFO/share guidance range to $1.39 - $1.45. We remain focused on controlling what we can control, including lowering costs, improving efficiencies and capturing new business opportunities. Longer term, cold storage remains a mission-critical asset, and we believe that the breadth and magnitude of our network, in combination with our history of operational excellence positions us to maximize growth as industry volumes improve. I want to thank our associates around the world who continue to deliver for our customers, and I am looking forward to the future that we will help create.”

Second Quarter 2025 Highlights
•Total revenues of $650.7 million, a 1.5% decrease from $661.0 million in Q2 2024 and a decrease of 1.5% on a constant currency basis.
•Net income of $1.6 million, or $0.01 per diluted share, as compared to a net loss of $0.23 per diluted share in Q2 2024.
•Global Warehouse segment same store revenues decreased 1.5% on an actual and constant currency basis as compared to Q2 2024.
•Global Warehouse same store services margin increased to 13.3% from 12.4% in Q2 2024.
•Global Warehouse segment same store NOI decreased 4.2% on an actual and constant currency basis, as compared to Q2 2024.
•Adjusted FFO of $103.6 million, or $0.36 per diluted share, a 5.6% decrease from Q2 2024 Adjusted FFO per diluted share.
•Core EBITDA of $159.1 million, decreased $6.4 million, or 3.9% (3.8% on a constant currency basis) from $165.5 million in Q2 2024.
•Core EBITDA margin of 24.4%, decreased from 25.0% in Q2 2024.

Financial Supplement	Second Quarter 2025
2025 Outlook
The table below includes the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

As of
	August 7, 2025	May 8, 2025
Warehouse segment same store revenue growth (constant currency)	(4.0)% - 0.0%	0.0% - 2.0%
Warehouse segment same store NOI growth (constant currency)	50 to 100 bps lower than associated revenues	100 bps higher than associated revenues
Warehouse segment non-same store NOI	$7M - $13M	$7M - $13M
Transportation and Third-Party Managed segment NOI	$40M - $44M	$40M - $44M
Total selling, general and administrative expense (guidance as of August 7, 2025 is inclusive of share-based compensation expense of $30M - $32M and $14M - $16M of Project Orion amortization)	$270M - $280M	$270M - $280M
Interest expense	$153M - $157M	$153M - $157M
Current income tax expense	$6M - $8M	$8M - $10M
Non real estate depreciation and amortization expense	$139M - $149M	$139M - $149M
Total maintenance capital expenditures	$60M - $70M	$80M - $85M
Development starts(1)	$200M - $300M	$200M - $300M
Adjusted FFO per share	$1.39 - $1.45	$1.42 - $1.52
(1)     Represents the aggregate invested capital for initiated development opportunities.
Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 7, 2025 at 8:00 a.m. Eastern Time to discuss its second quarter 2025 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least fifteen minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID#13750776. The telephone replay will be available starting shortly after the call until August 21, 2025.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.
During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends that have occurred after quarter-end. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.
Second Quarter 2025 Total Company Financial Results
Total revenues for the second quarter of 2025 were $650.7 million, a 1.5% decrease from $661.0 million in the same quarter of the prior year, primarily due to lower volumes in the warehouse segment and a decrease in transportation services revenue.
Total NOI for the second quarter of 2025 was $211.7 million, a decrease of 1.8% (1.7% decrease on a constant currency basis) from the same quarter of the prior year. This decrease is primarily related to a decrease in warehouse segment NOI which was primarily due to lower volumes.

Financial Supplement	Second Quarter 2025
For the second quarter of 2025, the Company reported net income of $1.6 million, or $0.01 per diluted share, compared to a net loss of $64.4 million, or a net loss of $0.23 per diluted share, for the comparable quarter of the prior year. This was primarily driven by the Loss on debt extinguishment and termination of derivative instruments recognized during the second quarter of 2024 of $110.7 million offset by increased Acquisition, cyber incident, and other, net costs and Selling, general, and administrative costs during the second quarter of 2025.
Core EBITDA was $159.1 million for the second quarter of 2025, compared to $165.5 million for the comparable quarter of the prior year. This decrease (3.9% on an actual basis and 3.8% on a constant currency basis) was primarily driven by lower volumes in the warehouse segment and an increase in Selling, general, and administrative costs, primarily due to increased costs associated with the go-live of Project Orion in North America and Asia Pacific.
For the second quarter of 2025, Core FFO was $75.8 million, or $0.27 per diluted share, compared to $95.0 million, or $0.33 per diluted share, for the second quarter of 2024.
For the second quarter of 2025, Adjusted FFO was $103.6 million, or $0.36 per diluted share, compared to $109.4 million, or $0.38 per diluted share, for the second quarter of 2024.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Financial Supplement	Second Quarter 2025
Second Quarter 2025 Global Warehouse Segment Results
The following tables present revenues, contribution (NOI), margins, and certain operating metrics for our global, same store, and non-same store warehouses for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$256,732	$256,861	$267,671	(4.1)%	(4.0)%
Warehouse services	337,338	337,527	332,716	1.4%	1.4%
Total revenues	$594,070	$594,388	$600,387	(1.1)%	(1.0)%
Global Warehouse cost of operations:
Power	35,544	35,500	37,082	(4.1)%	(4.3)%
Other facilities costs(2)	59,675	59,739	62,385	(4.3)%	(4.2)%
Labor	248,241	248,573	245,626	1.1%	1.2%
Other services costs(3)	49,605	49,533	50,763	(2.3)%	(2.4)%
Total warehouse segment cost of operations	$393,065	$393,345	$395,856	(0.7)%	(0.6)%

Global Warehouse contribution (NOI)	$201,005	$201,043	$204,531	(1.7)%	(1.7)%
Rent and storage contribution (NOI)(4)	$161,513	$161,622	$168,204	(4.0)%	(3.9)%
Services contribution (NOI)(5)	$39,492	$39,421	$36,327	8.7%	8.5%
Global Warehouse margin	33.8%	33.8%	34.1%	-30 bps	-30 bps
Rent and storage margin(6)	62.9%	62.9%	62.8%	10 bps	10 bps
Warehouse services margin(7)	11.7%	11.7%	10.9%	80 bps	80 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(8)	4,057	n/a	4,311	(5.9)%	n/a
Average physical occupied pallets(9)	3,454	n/a	3,740	(7.6)%	n/a
Average physical pallet positions	5,499	n/a	5,519	(0.4)%	n/a
Economic occupancy percentage(8)	73.8%	n/a	78.1%	-430 bps	n/a
Physical occupancy percentage(9)	62.8%	n/a	67.8%	-500 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$63.28	$63.31	$62.09	1.9%	2.0%
Total rent and storage revenues per average physical occupied pallet	$74.33	$74.37	$71.57	3.9%	3.9%
Global Warehouse services metrics:
Throughput pallets	8,784	n/a	9,024	(2.7)%	n/a
Total warehouse services revenues per throughput pallet	$38.40	$38.43	$36.87	4.1%	4.2%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $7.4 million and $9.2 million for the three months ended June 30, 2025 and 2024, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $2.4 million and $3.0 million for the three months ended June 30, 2025 and 2024, respectively.
(4)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(8)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(9)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Second Quarter 2025

	Three Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	223		223
Same store revenues:
Rent and storage	$247,212	$247,335	$259,427	(4.7)%	(4.7)%
Warehouse services	325,882	326,010	322,446	1.1%	1.1%
Total same store revenues	$573,094	$573,345	$581,873	(1.5)%	(1.5)%
Same store cost of operations:
Power	34,106	34,059	35,379	(3.6)%	(3.7)%
Other facilities costs	57,262	57,320	56,025	2.2%	2.3%
Labor	237,173	237,455	235,609	0.7%	0.8%
Other services costs	45,327	45,250	46,857	(3.3)%	(3.4)%
Total same store cost of operations	$373,868	$374,084	$373,870	—%	0.1%

Same store contribution (NOI)	$199,226	$199,261	$208,003	(4.2)%	(4.2)%
Same store rent and storage contribution (NOI)(2)	$155,844	$155,956	$168,023	(7.2)%	(7.2)%
Same store services contribution (NOI)(3)	$43,382	$43,305	$39,980	8.5%	8.3%
Same store margin	34.8%	34.8%	35.7%	-90 bps	-90 bps
Same store rent and storage margin(4)	63.0%	63.1%	64.8%	-180 bps	-170 bps
Same store services margin(5)	13.3%	13.3%	12.4%	90 bps	90 bps

Same store rent and storage metrics:
Average economic occupied pallets(6)	3,972	n/a	4,203	(5.5)%	n/a
Average physical occupied pallets(7)	3,387	n/a	3,637	(6.9)%	n/a
Average physical pallet positions	5,263	n/a	5,278	(0.3)%	n/a
Economic occupancy percentage(6)	75.5%	n/a	79.6%	-410 bps	n/a
Physical occupancy percentage(7)	64.4%	n/a	68.9%	-450 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$62.24	$62.27	$61.72	0.8%	0.9%
Same store rent and storage revenues per average physical occupied pallet	$72.99	$73.02	$71.33	2.3%	2.4%
Same store services metrics:
Throughput pallets	8,577	n/a	8,819	(2.7)%	n/a
Same store warehouse services revenues per throughput pallet	$37.99	$38.01	$36.56	3.9%	4.0%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Second Quarter 2025

	Three Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	11		12
Non-same store revenues:
Rent and storage	$9,520	$9,526	$8,244	n/r	n/r
Warehouse services	11,456	11,517	10,270	n/r	n/r
Total non-same store revenues	$20,976	$21,043	$18,514	n/r	n/r
Non-same store cost of operations:
Power	1,438	1,441	1,703	n/r	n/r
Other facilities costs	2,413	2,419	6,360	n/r	n/r
Labor	11,068	11,118	10,017	n/r	n/r
Other services costs	4,278	4,283	3,906	n/r	n/r
Total non-same store cost of operations	$19,197	$19,261	$21,986	n/r	n/r

Non-same store contribution (NOI)	$1,779	$1,782	$(3,472)	n/r	n/r
Non-same store rent and storage contribution (NOI)(3)	$5,669	$5,666	$181	n/r	n/r
Non-same store services contribution (NOI)(4)	$(3,890)	$(3,884)	$(3,653)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(5)	85	n/a	108	n/r	n/a
Average physical occupied pallets(6)	67	n/a	103	n/r	n/a
Average physical pallet positions	236	n/a	241	n/r	n/a
Economic occupancy percentage(5)	36.0%	n/a	44.8%	n/r	n/a
Physical occupancy percentage(6)	28.4%	n/a	42.7%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$112.00	$112.07	$76.33	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$142.09	$142.18	$80.04	n/r	n/r
Non-same store services metrics:
Throughput pallets	207	n/a	205	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$55.34	$55.64	$50.10	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of June 30, 2025, the non-same store facility count consists of: 6 facilities where the executive leadership team has approved exits in the current year (4 of which are leased facilities and 2 of which are owned facilities and the Company is in pursuit to sell), 4 sites in the recently completed expansion and development phase (further detailed in the External Development and Capital Deployment section of our quarterly supplement), and 1 facility that we purchased in 2025. As of June 30, 2025, there are 4 sites in the development and expansion phase.
(3)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(4)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(5)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(6)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Second Quarter 2025

	Six Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

TOTAL WAREHOUSE SEGMENT
Global Warehouse revenues:
Rent and storage	$511,311	$513,762	$537,095	(4.8)%	(4.3)%
Warehouse services	658,116	661,494	661,002	(0.4)%	0.1%
Total revenues	$1,169,427	$1,175,256	$1,198,097	(2.4)%	(1.9)%
Global Warehouse cost of operations:
Power	67,253	67,586	70,415	(4.5)%	(4.0)%
Other facilities costs(2)	117,225	117,834	127,980	(8.4)%	(7.9)%
Labor	489,153	491,966	493,799	(0.9)%	(0.4)%
Other services costs(3)	98,206	98,628	104,241	(5.8)%	(5.4)%
Total warehouse segment cost of operations	$771,837	$776,014	$796,435	(3.1)%	(2.6)%

Global Warehouse contribution (NOI)	$397,590	$399,242	$401,662	(1.0)%	(0.6)%
Rent and storage contribution (NOI)(4)	$326,833	$328,342	$338,700	(3.5)%	(3.1)%
Services contribution (NOI)(5)	$70,757	$70,900	$62,962	12.4%	12.6%
Global Warehouse margin	34.0%	34.0%	33.5%	50 bps	50 bps
Rent and storage margin(6)	63.9%	63.9%	63.1%	80 bps	80 bps
Warehouse services margin(7)	10.8%	10.7%	9.5%	130 bps	120 bps

Global Warehouse rent and storage metrics:
Average economic occupied pallets(8)	4,093	n/a	4,353	(6.0)%	n/a
Average physical occupied pallets(9)	3,477	n/a	3,775	(7.9)%	n/a
Average physical pallet positions	5,512	n/a	5,525	(0.2)%	n/a
Economic occupancy percentage(8)	74.3%	n/a	78.8%	-450 bps	n/a
Physical occupancy percentage(9)	63.1%	n/a	68.3%	-520 bps	n/a
Total rent and storage revenues per average economic occupied pallet	$124.92	$125.52	$123.39	1.2%	1.7%
Total rent and storage revenues per average physical occupied pallet	$147.06	$147.76	$142.28	3.4%	3.9%
Global Warehouse services metrics:
Throughput pallets	17,515	n/a	18,075	(3.1)%	n/a
Total warehouse services revenues per throughput pallet	$37.57	$37.77	$36.57	2.7%	3.3%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $13.9 million and $18.4 million for the six months ended June 30, 2025 and 2024, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $4.8 million and $6.5 million for the six months ended June 30, 2025 and 2024, respectively.
(4)Calculated as warehouse rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.
(8)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(9)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Second Quarter 2025

	Six Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

SAME STORE WAREHOUSE
Number of same store warehouses	223		223
Same store revenues:
Rent and storage	$492,408	$494,852	$516,198	(4.6)%	(4.1)%
Warehouse services	640,705	644,015	638,938	0.3%	0.8%
Total same store revenues	$1,133,113	$1,138,867	$1,155,136	(1.9)%	(1.4)%
Same store cost of operations:
Power	64,762	65,093	66,292	(2.3)%	(1.8)%
Other facilities costs	114,507	115,110	112,592	1.7%	2.2%
Labor	471,813	474,573	471,026	0.2%	0.8%
Other services costs	90,090	90,504	96,021	(6.2)%	(5.7)%
Total same store cost of operations	$741,172	$745,280	$745,931	(0.6)%	(0.1)%

Same store contribution (NOI)	$391,941	$393,587	$409,205	(4.2)%	(3.8)%
Same store rent and storage contribution (NOI)(2)	$313,139	$314,649	$337,314	(7.2)%	(6.7)%
Same store services contribution (NOI)(3)	$78,802	$78,938	$71,891	9.6%	9.8%
Same store margin	34.6%	34.6%	35.4%	-80 bps	-80 bps
Same store rent and storage margin(4)	63.6%	63.6%	65.3%	-170 bps	-170 bps
Same store services margin(5)	12.3%	12.3%	11.3%	100 bps	100 bps

Same store rent and storage metrics:
Average economic occupied pallets(6)	4,008	n/a	4,235	(5.4)%	n/a
Average physical occupied pallets(7)	3,411	n/a	3,668	(7.0)%	n/a
Average physical pallet positions	5,271	n/a	5,279	(0.2)%	n/a
Economic occupancy percentage(6)	76.0%	n/a	80.2%	-420 bps	n/a
Physical occupancy percentage(7)	64.7%	n/a	69.5%	-480 bps	n/a
Same store rent and storage revenues per average economic occupied pallet	$122.86	$123.47	$121.89	0.8%	1.3%
Same store rent and storage revenues per average physical occupied pallet	$144.36	$145.08	$140.73	2.6%	3.1%
Same store services metrics:
Throughput pallets	17,138	n/a	17,634	(2.8)%	n/a
Same store warehouse services revenues per throughput pallet	$37.39	$37.58	$36.23	3.2%	3.7%
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)

Financial Supplement	Second Quarter 2025

	Six Months Ended June 30,			Change
Dollars and units in thousands, except per pallet data	2025 Actual	2025 Constant Currency(1)	2024 Actual	Actual	Constant Currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(2)	11		12
Non-same store revenues:
Rent and storage	$18,903	$18,910	$20,897	n/r	n/r
Warehouse services	17,411	17,479	22,064	n/r	n/r
Total non-same store revenues	$36,314	$36,389	$42,961	n/r	n/r
Non-same store cost of operations:
Power	2,491	2,493	4,123	n/r	n/r
Other facilities costs	2,718	2,724	15,388	n/r	n/r
Labor	17,340	17,393	22,773	n/r	n/r
Other services costs	8,116	8,124	8,220	n/r	n/r
Total non-same store cost of operations	$30,665	$30,734	$50,504	n/r	n/r

Non-same store contribution (NOI)	$5,649	$5,655	$(7,543)	n/r	n/r
Non-same store rent and storage contribution (NOI)(3)	$13,694	$13,693	$1,386	n/r	n/r
Non-same store services contribution (NOI)(4)	$(8,045)	$(8,038)	$(8,929)	n/r	n/r

Non-same store rent and storage metrics:
Average economic occupied pallets(5)	85	n/a	118	n/r	n/a
Average physical occupied pallets(6)	66	n/a	107	n/r	n/a
Average physical pallet positions	241	n/a	246	n/r	n/a
Economic occupancy percentage(5)	35.3%	n/a	48.0%	n/r	n/a
Physical occupancy percentage(6)	27.4%	n/a	43.5%	n/r	n/a
Non-same store rent and storage revenues per average economic occupied pallet	$222.39	$222.47	$177.09	n/r	n/r
Non-same store rent and storage revenues per average physical occupied pallet	$286.41	$286.52	$195.30	n/r	n/r
Non-same store services metrics:
Throughput pallets	377	n/a	441	n/r	n/a
Non-same store warehouse services revenues per throughput pallet	$46.18	$46.36	$50.03	n/r	n/r
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)As of June 30, 2025, the non-same store facility count consists of: 6 facilities where the executive leadership team has approved exits in the current year (4 of which are leased facilities and 2 of which are owned facilities and the Company is in pursuit to sell), 4 sites in the recently completed expansion and development phase (further detailed in the External Development and Capital Deployment section of our quarterly supplement), and 1 facility that we purchased in 2025. As of June 30, 2025, there are 4 sites in the development and expansion phase.
(3)Calculated as non-same store rent and storage revenues less non-same store power and other facilities costs.
(4)Calculated as non-same store warehouse services revenues less non-same store labor and other services costs.
(5)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(6)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(n/a = not applicable)
(n/r = not relevant)

Financial Supplement	Second Quarter 2025
Warehouse Results
For the second quarter of 2025, Global Warehouse segment revenues were $594.1 million, a decrease of $6.3 million, or 1.1% (1.0% decrease on a constant currency basis), compared to $600.4 million for the second quarter of 2024. This decrease was principally driven by lower volumes and throughput pallets due to a competitive environment, the lapping of a counter cyclical inventory build in the prior year, changes in consumer buying habits, and the related change in food production levels, partially offset by annual rate increases in the normal course of operations.
Global Warehouse segment contribution (NOI) was $201.0 million for the second quarter of 2025 as compared to $204.5 million for the second quarter of 2024, a decrease of $3.5 million, or a decrease of 1.7% on an actual and constant currency basis. Global Warehouse segment contribution (NOI) decreased primarily due to the factors noted above. Global Warehouse segment margin was 33.8% for the second quarter of 2025, a 30 basis point decrease compared to the second quarter of 2024, driven by lower volumes.
Fixed Commitment Rent and Storage Revenues
As of June 30, 2025, $617.4 million of the Company’s annualized rent and storage revenues were derived from customers with fixed commitment rent and storage contracts compared to $629.3 million at the end of the first quarter of 2025 and $618.0 million at the end of the second quarter of 2024. On a combined basis, 59.7% of rent and storage revenues were generated from fixed commitment storage contracts or leases. On a combined basis, 61.4% of total warehouse segment revenues were generated from customers with fixed committed contracts or leases.
Economic and Physical Occupancy
Fixed commitments storage contracts are designed to ensure the Company’s customers have space available when needed. For the second quarter of 2025, economic occupancy for the total warehouse segment was 73.8% and the warehouse segment same store pool was 75.5%, representing a 1,100 and 1,110 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment decreased 430 basis points, and the warehouse segment same store pool decreased 410 basis points as compared to the second quarter of 2024. This was primarily due to lower overall volumes due to a competitive environment, the lapping of a counter cyclical inventory build in the prior year, changes in consumer buying habits, and the related change in food production levels which are primarily caused by growing consumer conservatism amid ongoing regulatory shifts.
Real Estate Portfolio
As of June 30, 2025, the Company’s portfolio consists of 237 facilities. The Company ended the second quarter of 2025 with 234 facilities in its Global Warehouse segment portfolio and 3 facilities in its Third-party managed segment. The same store population consists of 223 facilities for the quarter ended June 30, 2025. As of June 30, 2025, the non-same store facility count consists of: 6 facilities where the executive leadership team has approved exits in the current year (4 of which are leased facilities and 2 of which are owned facilities and the Company is in pursuit to sell), 4 sites in the recently completed expansion and development phase (further detailed in the External Development and Capital Deployment section of our quarterly supplement), and 1 facility that we purchased in 2025. As of June 30, 2025, there are 4 sites in the development and expansion phase.
Balance Sheet Activity and Liquidity
As of June 30, 2025, the Company had total liquidity of approximately $937.0 million, including cash and available capacity on its revolving credit facility. Total net debt outstanding was approximately $3.9 billion (inclusive of approximately $193.2 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 95.2% was in an unsecured structure. At quarter end, net debt to pro forma Core EBITDA (based on trailing twelve months Core EBITDA) was approximately 6.3x. The Company’s unsecured debt has a remaining weighted average term of 4.9 years, inclusive of extensions that the Company is expected to utilize, and carries a weighted average contractual interest rate of 4.0%. As of June 30, 2025, approximately 92.7% of the Company’s total debt outstanding was at a fixed rate, inclusive of hedged variable-rate for fixed-rate debt.

Financial Supplement	Second Quarter 2025
Dividend
On May 20, 2025, the Company’s Board of Directors declared a 5% increase in the dividend, as compared to the prior year, to $0.23 per share for the second quarter of 2025, which was paid on July 15, 2025 to common stockholders of record as of June 30, 2025.
About the Company
Americold is a global leader in temperature-controlled logistics real estate and value-added services. Focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, Americold owns and/or operates 237 temperature-controlled warehouses, with approximately 1.5 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.
Non-GAAP Measures
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (“NOI”) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures. Definitions of these non-GAAP metrics are included in our quarterly financial supplement, and reconciliations of these non-GAAP measures to their most comparable US GAAP metrics are included herein. Each of the non-GAAP measures included in this press release has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this press release may not be comparable to similarly titled measures disclosed by other companies, including other REITs.
Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: rising inflationary pressures, increased interest rates and operating costs; national, international, regional and local economic conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States and goods exported to other countries; periods of economic slowdown or recession; labor and power costs; labor shortages; our relationship with our associates, the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; the impact of supply chain disruptions; risks related to rising construction costs; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; uncertainty of revenues, given the nature of our customer contracts; acquisition risks, including the failure to identify or complete attractive acquisitions or failure to realize the intended benefits from our recent acquisitions; difficulties in expanding our operations into new markets; uncertainties and risks related to public health crises; a failure of our information technology systems, systems conversions and integrations, cybersecurity attacks or a breach of our information security systems, networks or processes; risks related to implementation of the new ERP system, defaults or non-renewals of significant customer contracts; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; changes in applicable governmental regulations and tax legislation; risks related to current and potential international operations and properties; actions by our competitors and their increasing ability to compete with us; changes in foreign currency exchange rates; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with our use of third-party trucking service providers for transportation services to our customers; liabilities as a result of our participation in multi-employer pension plans; risks related to the partial ownership of properties, including our JV investments; risks related to natural disasters; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; changes in real estate and zoning laws and increases in real property tax rates; general economic conditions; risks associated with the ownership of real estate generally and temperature-controlled warehouses in particular; possible environmental liabilities; uninsured losses or losses in excess of our insurance coverage; financial market fluctuations; our failure to obtain necessary outside financing on attractive terms, or at all; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; the potential dilutive effect of our common stock offerings,

Financial Supplement	Second Quarter 2025
including our ongoing at the market program; the cost and time requirements as a result of our operation as a publicly traded REIT; and our failure to maintain our status as a REIT.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements may contain such words. Examples of forward-looking statements included in this press release include, but are not limited to, those regarding our 2025 outlook and our migration of our customers to fixed commitment storage contracts. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future except to the extent required by law.
Contacts:
Americold Realty Trust, Inc.
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Second Quarter 2025
Financial Information

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	June 30, 2025	December 31, 2024
Assets
Property, buildings, and equipment:
Land	$832,480	$806,981
Buildings and improvements	4,577,009	4,462,565
Machinery and equipment	1,671,187	1,598,502
Assets under construction	886,925	606,233
	7,967,601	7,474,281
Accumulated depreciation	(2,616,706)	(2,453,597)
Property, buildings, and equipment – net	5,350,895	5,020,684

Operating leases - net	178,868	222,294
Financing leases - net	122,440	104,216

Cash, cash equivalents, and restricted cash	101,376	47,652
Accounts receivable – net of allowance of $19,117 and $24,426 at June 30, 2025 and December 31, 2024, respectively	366,456	386,924
Identifiable intangible assets – net	839,730	838,660
Goodwill	828,457	784,042
Investments in and advances to partially owned entities	35,618	40,252
Other assets	265,779	291,230
Total assets	$8,089,619	$7,735,954

Liabilities and Equity
Liabilities
Borrowings under revolving line of credit	$293,570	$255,052
Accounts payable and accrued expenses	579,642	603,411
Senior unsecured notes and term loans – net of deferred financing costs of $17,486 and $13,882 at June 30, 2025 and December 31, 2024, respectively	3,544,831	3,031,462
Sale-leaseback financing obligations	77,031	79,001
Financing lease obligations	116,133	95,784
Operating lease obligations	175,963	219,099
Unearned revenues	21,952	21,979
Deferred tax liability - net	127,596	115,772
Other liabilities	7,581	7,389
Total liabilities	4,944,299	4,428,949

Equity
Stockholders' equity:
Common stock, $0.01 par value per share – 500,000,000 authorized shares; 284,745,001 and 284,265,041 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	2,847	2,842
Paid-in capital	5,657,220	5,646,879
Accumulated deficit and distributions in excess of net earnings	(2,487,951)	(2,341,654)
Accumulated other comprehensive loss	(58,468)	(27,279)
Total stockholders’ equity	3,113,648	3,280,788
Noncontrolling interests	31,672	26,217
Total equity	3,145,320	3,307,005
Total liabilities and equity	$8,089,619	$7,735,954

Financial Supplement	Second Quarter 2025

Americold Realty Trust, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Rent, storage, and warehouse services	$594,070	$600,387	$1,169,427	$1,198,097
Transportation services	48,097	50,637	92,090	107,490
Third-party managed services	8,581	9,931	18,211	20,348
Total revenues	650,748	660,955	1,279,728	1,325,935
Operating expenses:
Rent, storage, and warehouse services cost of operations	393,065	395,856	771,837	796,435
Transportation services cost of operations	39,355	41,787	76,094	87,118
Third-party managed services cost of operations	6,672	7,829	14,293	16,063
Depreciation and amortization	90,462	89,649	179,444	181,744
Selling, general, and administrative	66,907	59,453	136,142	124,879
Acquisition, cyber incident, and other, net	23,226	3,013	48,640	18,011
Impairment of long-lived assets	5,226	—	5,226	—
Net gain from sale of real estate	(11,760)	—	(11,760)	(3,514)
Total operating expenses	613,153	597,587	1,219,916	1,220,736

Operating Income	37,595	63,368	59,812	105,199

Other income (expense):
Interest expense	(38,245)	(33,180)	(74,362)	(66,610)
Loss on debt extinguishment and termination of derivative instruments	—	(110,682)	—	(115,864)
Loss from investments in partially owned entities	(335)	(1,034)	(1,698)	(1,983)
Other, net	5,775	14,623	7,071	24,149
Income (loss) before income taxes	4,790	(66,905)	(9,177)	(55,109)

Income tax (expense) benefit:
Current income tax	(1,995)	(1,857)	(3,928)	(3,232)
Deferred income tax	(1,245)	4,353	(1,818)	3,734
Total income tax (expense) benefit	(3,240)	2,496	(5,746)	502

Net income (loss)	$1,550	$(64,409)	$(14,923)	$(54,607)
Net income (loss) attributable to noncontrolling interests	11	(300)	(82)	(238)
Net income (loss) attributable to Americold Realty Trust, Inc.	$1,539	$(64,109)	$(14,841)	$(54,369)

Weighted average common stock outstanding – basic	285,604	284,683	285,484	284,664
Weighted average common stock outstanding – diluted	285,794	284,683	285,484	284,664

Net income (loss) per common share - basic	$0.01	$(0.23)	$(0.05)	$(0.19)
Net income (loss) per common share - diluted	$0.01	$(0.23)	$(0.05)	$(0.19)

Financial Supplement	Second Quarter 2025

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and Adjusted FFO
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$1,550	$(64,409)	$(14,923)	$(54,607)
Adjustments:
Real estate related depreciation	55,292	56,410	110,891	112,685
Net gain from sale of real estate	(11,760)	—	(11,760)	(3,514)
Net loss on real estate related asset disposals	—	53	1	93
Impairment charges on certain real estate assets	3,739	—	3,739	—
Our share of reconciling items related to partially owned entities	279	418	494	566
NAREIT FFO	$49,100	$(7,528)	$88,442	$55,223
Adjustments:
Net gain on sale of non-real assets	(163)	(548)	(29)	(568)
Acquisition, cyber incident, and other, net	23,226	3,013	48,640	18,011
Impairment of long-lived assets (excluding certain real estate assets)	1,487	—	1,487	—
Loss on debt extinguishment and termination of derivative instruments	—	110,682	—	115,864
Foreign currency exchange (gain) loss	(192)	(11,321)	29	(10,948)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion deferred costs amortization	4,762	581	6,871	581
Our share of reconciling items related to partially owned entities	27	144	145	280
Gain from sale of partially owned entity	(2,420)	—	(2,420)	—
Core FFO	$75,827	$95,023	$143,165	$172,339
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,523	1,294	2,923	2,583
Amortization of below/above market leases	363	360	714	728
Straight-line rent adjustment	77	367	161	956
Deferred income tax expense (benefit)	1,245	(4,353)	1,818	(3,734)
Stock-based compensation expense(1)	6,594	6,064	13,853	12,683
Non-real estate depreciation and amortization	35,170	33,239	68,553	69,059
Maintenance capital expenditures(2)	(17,283)	(22,832)	(32,082)	(40,765)
Our share of reconciling items related to partially owned entities	71	235	208	461
Adjusted FFO	$103,587	$109,397	$199,313	$214,310
(1)Stock-based compensation expense excludes any stock compensation expense associated with non-routine employee awards, which are recognized within Acquisition, cyber incident, and other, net.
(2)Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

Financial Supplement	Second Quarter 2025

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and Adjusted FFO (continued)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
NAREIT FFO	$49,100	$(7,528)	$88,442	$55,223
Core FFO	$75,827	$95,023	$143,165	$172,339
Adjusted FFO	$103,587	$109,397	$199,313	$214,310

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	285,604	284,683	285,484	284,664
Dilutive stock options and unvested restricted stock units	190	327	228	280
Weighted average dilutive shares	285,794	285,010	285,712	284,944

NAREIT FFO - basic per share	$0.17	$(0.03)	$0.31	$0.19
NAREIT FFO - diluted per share	$0.17	$(0.03)	$0.31	$0.19

Core FFO - basic per share	$0.27	$0.33	$0.50	$0.61
Core FFO - diluted per share	$0.27	$0.33	$0.50	$0.60

Adjusted FFO - basic per share	$0.36	$0.38	$0.70	$0.75
Adjusted FFO - diluted per share	$0.36	$0.38	$0.70	$0.75

Financial Supplement	Second Quarter 2025

Reconciliation of Net Income (Loss) to NAREIT EBITDAre and Core EBITDA
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income (loss)	$1,550	$(64,409)	$(14,923)	$(54,607)
Adjustments:
Depreciation and amortization	90,462	89,649	179,444	181,744
Interest expense	38,245	33,180	74,362	66,610
Income tax expense (benefit)	3,240	(2,496)	5,746	(502)
Net gain from sale of real estate	(11,760)	—	(11,760)	(3,514)
Adjustment to reflect share of EBITDAre of partially owned entities	976	1,520	2,492	2,990
NAREIT EBITDAre	$122,713	$57,444	$235,361	$192,721
Adjustments:
Acquisition, cyber incident, and other, net	23,226	3,013	48,640	18,011
Loss from investments in partially owned entities	335	1,034	1,698	1,983
Impairment of long-lived assets	5,226	—	5,226	—
Foreign currency exchange (gain) loss	(192)	(11,321)	29	(10,948)
Stock-based compensation expense(1)	6,594	6,064	13,853	12,683
Loss on debt extinguishment and termination of derivative instruments	—	110,682	—	115,864
Loss on other asset disposals	(163)	(495)	(28)	(475)
Gain on legal settlement related to prior period operations	—	—	—	(6,104)
Project Orion deferred costs amortization	4,762	581	6,871	581
Reduction in EBITDAre from partially owned entities	(976)	(1,520)	(2,492)	(2,990)
Gain from sale of partially owned entity	(2,420)	—	(2,420)	—
Core EBITDA	$159,105	$165,482	$306,738	$321,326

Total revenues	$650,748	$660,955	$1,279,728	$1,325,935
Core EBITDA margin	24.4%	25.0%	24.0%	24.2%
(1)Stock-based compensation expense excludes any stock compensation expense associated with non-routine employee awards, which are recognized within Acquisition, cyber incident, and other, net.

Financial Supplement	Second Quarter 2025

Debt Detail and Maturities
	As of June 30, 2025
Indebtedness(1): (In thousands)	Carrying Value	Contractual Interest Rate(2)	Effective Interest Rate(3)	Maturity Date(4)
Senior Unsecured Revolving Credit Facility - C$65M(5)	$47,764	CORRA + 0.84%	4.70%	08/2027
Senior Unsecured Revolving Credit Facility - A$207.5M(5)	136,545	BBSW + 0.84%	5.37%	08/2027
Senior Unsecured Revolving Credit Facility - €70.5M(5)	83,059	EURIBOR + 0.84%	3.58%	08/2027
Senior Unsecured Revolving Credit Facility - NZ$43M(5)	26,202	BKBM + 0.84%	5.05%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-1 - USD(6)	375,000	SOFR + 0.94%	4.58%	08/2027
Senior Unsecured Term Loan A Facility Tranche A-2 - C$250M	183,706	CORRA + 0.94%	4.79%	01/2028
Senior Unsecured Term Loan A Facility Tranche A-3 - USD	270,000	SOFR + 0.94%	4.27%	01/2028
Private Series A Unsecured Notes - USD	200,000	4.68%	4.77%	01/2026
Private Series B Unsecured Notes - USD	400,000	4.86%	4.92%	01/2029
Private Series C Unsecured Notes - USD	350,000	4.10%	4.15%	01/2030
Private Series D Unsecured Notes - €400M	471,259	1.62%	1.67%	01/2031
Private Series E Unsecured Notes - €350M	412,352	1.65%	1.70%	01/2033
Public 5.600% Notes - USD	400,000	5.60%	5.69%	05/2032
Public 5.409% Notes - USD	500,000	5.41%	5.50%	09/2034
Total Unsecured Debt	$3,855,887	3.99%	4.16%	4.9 years
Sale-leaseback financing obligations	77,031	10.07%
Financing lease obligations	116,133	4.95%
Total Secured Debt	$193,164	6.99%

Total Debt Outstanding	$4,049,051	4.14%
Less: unamortized deferred financing costs	(17,486)
Total Book Value of Debt	$4,031,565

Rate Type:	June 30, 2025	% of Total
Fixed(7)	$3,755,481	92.7%
Variable-unhedged	293,570	7.3%
Total Debt Outstanding	$4,049,051	100%

Debt Type:	June 30, 2025	% of Total
Unsecured	$3,855,887	95.2%
Secured	193,164	4.8%
Total Debt Outstanding	$4,049,051	100%

Capitalization:	June 30, 2025
Total Debt Outstanding	$4,049,051
Less: Cash, cash equivalents and restricted cash	101,376
Net Debt	$3,947,675
Pro forma Core EBITDA - last twelve months(9)	$626,366
Net Debt to Pro Forma Core EBITDA	6.3x

Enterprise Value:	June 30, 2025
Fully Diluted Common Stock(8)	288,607
Common Stock Share Price	$16.63
Market Value of Common Equity	$4,799,534
Net Debt	$3,947,675
Total Enterprise Value	$8,747,209
(1)Borrowing currency and value presented in caption unless USD denominated.
(2)As of June 30, 2025, for the Senior Unsecured Revolving Credit Facility, the adjusted daily CORRA rate was 3.05% (which includes an adjustment of 0.30%), the one-month BBSW rate was 3.72%, the one-month EURIBOR rate was 1.93%, and the one-month weighted average BKBM rate was 3.40%. Our Senior Unsecured Term Loan A Facility Tranche A-1 is hedged at a weighted average rate of 4.29%. Our Senior Unsecured Term Loan A Facility Tranche A-2 is hedged at a rate of 4.53%. Our Senior Unsecured Term Loan A Facility Tranche A-3 is hedged at a rate of 4.09%.
(3)All effective interest rates presented include the amortization of deferred financing costs. The $375.0 million Senior Unsecured Term Loan A Facility Tranche A-1, the C$250.0 million Senior Unsecured Term Loan A Facility Tranche A-2, and the $270.0 million Senior Unsecured Term Loan A Facility Tranche A-3 are all based on the hedged rates. The effective interest rate of Total Unsecured Debt is calculated using the weighted average of the stated effective interest rates of the individual borrowings.
(4)Maturity date represents the remaining weighted average life of the debt and assumes the exercise of extension options on the Senior Unsecured Revolving Credit Facility and the Senior Unsecured Term A Facility Loan Tranche A-1 (see below).
(5)The Senior Unsecured Revolving Credit Facility maturity date assumes two six-month extension options past the contractual maturity date of August of 2026. The borrowing capacity as of June 30, 2025 is $1.2 billion less $20.8 million of outstanding letters of credit. The effective interest rates shown reflect deferred financing costs allocated on a pro rata basis over the outstanding balances.
(6)The Senior Unsecured Term Loan A Facility Tranche A-1 maturity date assumes two twelve-month extension options past the original contractual maturity date in August of 2025. In June 2025, the Company exercised the first of the two available twelve-month extension options, extending the maturity date to August of 2026. The Company retains the right to exercise the second twelve-month extension option.
(7)The total includes borrowings with a variable interest rate that have been effectively hedged through interest rate swaps.
(8)The fully diluted Common Stock presented herein is unweighted and assumes a payout at target for all unvested performance based awards.
(9)Calculated as Core EBITDA for the last twelve months plus pro forma adjustments of $6.8 million. Pro Forma adjustments consist of (1) inclusion of Core EBITDA from the Houston acquisition for the period from July 1, 2024 to Americold’s acquisition date and (2) exclusion of Core EBITDA for the last twelve months for the sites divested during the six months ended June 30, 2025.

Financial Supplement	Second Quarter 2025
Operations Overview

Global Warehouse Portfolio

Warehouse Segment Cubic Feet by Warehouse Type
(At June 30, 2025)

Facility Leased: 1%
Public Warehouse: 27%
Distribution: 48%
Production Advantaged: 24%

Warehouse Segment Revenue by Commodity Type
(Last Twelve Months Ended June 30, 2025)

Poultry: 11%
Retail: 20%
Potatoes: 8%
Pork: 5%
Seafood: 2%
Bakery: 5%
Packaged Foods: 18%
Beef: 7%
Beverage: 1%
Dairy: 9%
Other: 4%
Distributors: 4%
Frozen Produce: 4%
Fresh Produce: 2%

Warehouse Segment Revenue by Warehouse Type
(Last Twelve Months Ended June 30, 2025)

Facility Leased: 1%
Public Warehouse: 22%
Distribution: 53%
Production Advantaged: 24%

Financial Supplement	Second Quarter 2025

Fixed Commitment and Lease Maturity Schedules
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of June 30, 2025. Note that month to month contracts include expired contracts that are assumed to continue as month to month agreements until renewal or notice of intention to vacate.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenues	% of Total Warehouse Segment Rent & Storage Revenues for the twelve months ended June 30, 2025	Total Warehouse Segment Revenues Generated by Customers with Fixed Commitment Contracts & Leases for the twelve months ended June 30, 2025(1)	Annualized Committed Rent & Storage Revenues at Expiration(2)
(Dollars in thousands)
Month-to-Month	177	$100,095	9.7%	$286,140	$100,095
2025	98	59,918	5.8%	131,195	58,525
2026	168	199,812	19.3%	415,408	200,633
2027	66	61,296	5.9%	154,469	63,036
2028	46	47,483	4.6%	144,007	50,105
2029+	49	148,775	14.4%	335,750	159,081
Total	604	$617,379	59.7%	$1,466,969	$631,475
(1)Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of June 30, 2025, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended June 30, 2025, multiplied by 12.
(2)Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of June 30, 2025 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	Second Quarter 2025

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of June 30, 2025. These leases had a weighted average remaining term of approximately 44 months as of June 30, 2025.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1)	% of Total Warehouse Rent & Storage Segment Revenues for the twelve months ended June 30, 2025	Leased Square Footage	% Leased Square Footage	Annualized Rent at Expiration(2)
(Dollars in thousands)
Month-to-Month	14	$1,087	0.1%	47	1.1%	$1,087
2025	26	5,751	0.6%	408	10.0%	5,779
2026	34	11,130	1.1%	758	18.5%	11,264
2027	17	5,256	0.5%	414	10.1%	5,513
2028	26	10,484	1.0%	1,251	30.6%	10,974
2029+	23	20,876	2.0%	1,212	29.7%	24,893
Total	140	$54,584	5.3%	4,090	100%	$59,510
(1)Represents monthly rental payments under the relevant leases as of June 30, 2025, multiplied by 12.
(2)Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.

Financial Supplement	Second Quarter 2025

Capital Expenditures and Repair and Maintenance Expenses
Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic approach to maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and equipment and ensure that our assets meet the “mission-critical” role they serve in the cold chain. The Company assesses its capital expenditure requirements regularly to ensure that it meets maintenance obligations in a timely manner.
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized funds used to uphold and extend the useful life of assets, resulting in future economic benefits. These expenditures relate to routine and recurring maintenance that are essential to sustain current operations. This includes the cost to purchase and install, repair, or construct assets when it results in a useful life longer than one year and the cost per asset is over a de minimis threshold.

Examples of maintenance capital expenditures related to real estate are roof replacements, refrigeration equipment refurbishment, and racking system repairs. Examples of maintenance capital expenditures related to personal property include expenditures on material handling equipment and transportation assets. Examples of maintenance capital expenditures related to information technology include maintenance on existing servers, networking equipment and minor software updates.
Repair and Maintenance Expenses
We incur repair and maintenance expenses that include costs of routine maintenance and repairs that do not materially extend the useful life of the asset and minor replacements with an asset value that are less than a de minimis threshold. These expenditures are included as an operating expense in our statement of operations. Examples of repair and maintenance expenses include ordinary repairs on roofs, racking, refrigeration and material handling equipment.
The following table sets forth our repair and maintenance expenses for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)
Real estate	$9,389	$10,349	$20,995	$24,937
Personal property	21,224	18,919	41,139	35,223
Total repair and maintenance expenses	$30,613	$29,268	$62,134	$60,160
External Growth and Integration Capital Expenditures
External growth and integration capital expenditures refer to investments to expand our operations and enhance market position through mergers and acquisitions. These expenditures typically include costs associated with acquiring new businesses, integrating operational systems, rebranding, and upgrading infrastructure to our standards. Unlike organic growth, which focuses on internal development through existing resources and capabilities, external growth strategies rely on leveraging external assets and synergies to drive value creation and achieve strategic objectives.
The Company completed the Houston acquisition on March 17, 2025 for total cash consideration of $108.4 million. The strategic benefits of the acquisition include the ability to accommodate a significant high-turn retail fixed committed customer.
Expansion, Development and Organic Capital Expenditures
Expansion, development and organic growth capital expenditures refer to investments to enhance our existing operations and increase storage capacity. Examples of capital expenditures associated with expansion, development and organic growth are warehouse and pallet position expansion, expansion of drop lots, greenfield developments, and purchase of leased facilities.

Financial Supplement	Second Quarter 2025

The primary expansion and development expenditures (inclusive of capitalized interest, compensation, and travel expenses) for the six months ended June 30, 2025 include $67.7 million related to the Kansas City, Missouri development; $43.1 million related to the Allentown, Pennsylvania expansion; $26.9 million for the Dallas Ft. Worth, Texas expansion; $17.0 million related to the Sydney, Australia expansion; $19.1 million for the Saint John, NB, Canada development; and $8.6 million related to the Christchurch, New Zealand expansion.
Customer Attraction and Retention Capital Expenditures
Customer attraction and retention capital expenditures refer to investments that enhance customer engagement, satisfaction, and loyalty to drive revenue growth for new and existing customers and reduce customer churn. These expenditures include replacing existing components of assets before the end of their functional lives, improvements to warehouse configurations to provide a more customer-friendly experience, and improvements to outdoor facades.
Technological Upgrades and Enhancements
Technological upgrades and enhancements refer to investments aimed at improving our technological infrastructure and capabilities to increase efficiency, productivity, and competitiveness. This category includes investments in hardware, software, and systems that automate processes, enhance data analytics, and improve cyber security. This category also includes sustainability initiatives including the installation of LED lighting, solar panels, hydrogen fuel cells, high speed dock doors, and other asset modernization.
The following table sets forth our total capital expenditures for the three and six months ended June 30, 2025 and 2024.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(In thousands)
Maintenance	$17,283	$22,832	$32,082	$40,765
External growth and integration	—	—	108,448	—
Expansion, development and organic growth	177,211	32,881	271,469	62,833
Technological upgrades and enhancements	5,324	2,759	9,835	3,739
Total capital expenditures(1)	$199,818	$58,472	$421,834	$107,337
(1) Capital expenditures in the Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2025 include $32.5 million of costs accrued as of December 31, 2024 and paid during the six months ended June 30, 2025. Such expenditures exclude $54.2 million of costs accrued during the six months ended June 30, 2025 that will be paid in a future period.
Capitalized Interest and Other Costs
We incurred capitalized interest of $6.1 million and $4.1 million for the three months ended June 30, 2025 and 2024, respectively, and $10.1 million and $7.5 million for the six months ended June 30, 2025 and 2024, respectively, which is included in the capital expenditures noted in the table above. We also incurred capitalized compensation and travel expense aggregating to $11.5 million and $5.2 million during the three months ended June 30, 2025 and 2024, respectively, and $19.0 million and $10.1 million during the six months ended June 30, 2025 and 2024, respectively.

Financial Supplement	Second Quarter 2025

External Growth and Capital Deployment

Recently Completed Expansion and Development Projects - Non-Same Store
Facility	Opportunity Type	Facility Type (A = Automated) (C = Conventional)	Tenant Opportunity	Cubic Feet (In millions)	Pallet Positions (In thousands)	Completion Costs (In millions)(1)	Expected Stabilized NOI ROIC	Completion Date	Expected Full Stabilized Quarter
Lancaster, PA	Development	Distribution (A)	Build-to-suit	11.4	28	$164	10-12%	Q1 2023	Q3 2025
Plainville, CT	Development	Distribution (A)	Build-to-suit	12.1	31	$161	10-12%	Q4 2023	Q2 2026
Allentown, PA	Expansion	Distribution (C)	Multi-tenant	14.6	37	$79	10-12%	Q2 2025	Q3 2026
Kansas City, MO	Development	Distribution (C)	Multi-tenant	13.5	22	$100	10-12%	Q2 2025	Q1 2026
(1)Completion costs represents total costs incurred through the completion date. These amounts exclude additional costs incurred to reach stabilization, which do not materially impact the currently disclosed return on invested capital estimates.

Expansion and Development Projects In Process and Announced - Non-Same Store
		Facility Type (A = Automated) (C = Conventional)		Under Construction		Investment in Expansion / Development (In millions)			Expected Stabilized NOI ROIC	Target Completion Date	Expected Full Stabilized Quarter
Facility	Opportunity Type		Tenant Opportunity	Cubic Feet (In millions) (1)	Pallet Positions (In thousands) (1)	Cost to Date (2)	Estimate to Complete	Total Estimated Cost
Sydney, Australia	Expansion	Distribution (C)	Multi-tenant	2.8	13	A$35	A$9 - A$11	A$44 - A$46	10-12%	Q1 2026	Q1 2027
Christchurch, New Zealand	Expansion	Distribution (C)	Multi-tenant	3.8	16	NZ$14	NZ$42 - NZ$46	NZ$56 - NZ$60	10-12%	Q1 2026	Q3 2027
Saint John, NB, Canada	Development	Distribution (C)	Multi-tenant	7.4	22	C$26	C$77 - C$87	C$103 - C$113	10-12%	Q3 2026	Q1 2028
Dallas Ft. Worth, TX	Expansion	Distribution (A)	Multi-tenant	18.8	50	$33	$112 - $122	$145 - $155	10-12%	Q4 2026	Q2 2028
(1)Cubic feet and pallet positions are estimates while the facilities are under construction.
(2)Cost as of June 30, 2025.

Recent Acquisitions - Non-Same Store
Facility	Metropolitan Area	No. of Facilities	Cubic Feet (In millions)	Pallet Positions (In thousands)	Acquisition Price (In millions) (1)	Net Entry NOI Yield (1)	Expected Three Year Stabilized NOI ROIC	Date Purchased	Expected Full Stabilized Quarter
Baytown, TX	Houston, TX	1	10.7	36	$127	<2%	10-12%	3/17/2025	Q1 2027
(1)Inclusive of $16 million of capital to be invested to accommodate the new customers’ profile and get the facility up to Americold’s operating standards.

Financial Supplement	Second Quarter 2025
Other Supplemental Information
Same Store Historical Performance Trend - The following table reflects the actual results of our current same store pool, in USD, for the respective periods.

(Dollars in thousands)(1)	Q2 25	Q1 25	Q4 24	Q3 24	Q2 24	Q1 24
Number of same store warehouses	223	223	223	223	223	223
Same store revenues:
Rent and storage	$247,212	$245,196	$254,226	$256,287	$259,427	$256,771
Warehouse services	325,882	314,823	338,351	339,542	322,446	316,492
Total same store revenues	$573,094	$560,019	$592,577	$595,829	$581,873	$573,263
Same store cost of operations:
Power	34,106	30,656	34,287	39,991	35,379	30,913
Other facilities costs	57,262	57,245	56,170	61,492	56,025	56,567
Labor	237,173	234,640	243,021	245,330	235,609	235,417
Other services costs	45,327	44,763	52,706	47,919	46,857	49,164
Total same store cost of operations	$373,868	$367,304	$386,184	$394,732	$373,870	$372,061

Same store contribution (NOI)	$199,226	$192,715	$206,393	$201,097	$208,003	$201,202
Same store rent and storage contribution (NOI)(2)	$155,844	$157,295	$163,769	$154,804	$168,023	$169,291
Same store services contribution (NOI)(3)	$43,382	$35,420	$42,624	$46,293	$39,980	$31,911

Same store margin	34.8%	34.4%	34.8%	33.8%	35.7%	35.1%
Same store rent and storage margin(4)	63.0%	64.2%	64.4%	60.4%	64.8%	65.9%
Same store services margin(5)	13.3%	11.3%	12.6%	13.6%	12.4%	10.1%

Same store rent and storage metrics:
Economic occupancy
Average economic occupied pallets(6)	3,972	4,044	4,190	4,137	4,203	4,267
Economic occupancy percentage(6)	75.5%	76.6%	79.3%	78.3%	79.6%	80.8%
Same store rent and storage revenues per economic occupied pallet	$62.24	$60.63	$60.67	$61.95	$61.72	$60.18

Physical occupancy
Average physical occupied pallets(7)	3,387	3,434	3,612	3,584	3,637	3,698
Average physical pallet positions	5,263	5,279	5,284	5,284	5,278	5,279
Physical occupancy percentage(7)	64.4%	65.1%	68.4%	67.8%	68.9%	70.1%
Same store rent and storage revenues per physical occupied pallet	$72.99	$71.40	$70.38	$71.51	$71.33	$69.44

Same store services metrics:
Throughput pallets	8,577	8,561	9,047	8,999	8,819	8,815
Same store warehouse services revenues per throughput pallet	$37.99	$36.77	$37.40	$37.73	$36.56	$35.90

Total non-same store results:
Non-same store revenues	$20,976	$15,338	$13,888	$16,352	$18,514	$24,447
Non-same store cost of operations	$19,197	$11,468	$18,854	$18,825	$21,986	$28,518
Non-same store contribution NOI	$1,779	$3,870	$(4,966)	$(2,473)	$(3,472)	$(4,071)
(1)Total amounts in the table above and year to date calculations may not calculate exactly due to rounding.
(2)Calculated as same store rent and storage revenues less same store power and other facilities costs.
(3)Calculated as same store warehouse services revenues less same store labor and other services costs.
(4)Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)Calculated as same store services contribution (NOI) divided by same store services revenues.
(6)We define average economic occupied pallets as the sum of the average number of physically occupied pallets and otherwise contractually committed pallets for a given period, without duplication. Economic occupancy percentage is calculated by dividing the average economic occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.
(7)We define average physical occupied pallets as the average number of physically occupied pallets positions in our warehouses for the applicable period. Physical occupancy percentage is calculated by dividing the average number of physically occupied pallets by the estimated average of total physical pallet positions in our warehouses, regardless of whether they are occupied, for the applicable period.

Financial Supplement	Second Quarter 2025
Unconsolidated Joint Ventures (Investments in Partially Owned Entities)
During the 1st quarter of 2025, we entered into an agreement to sell our 14.99% equity interest in the SuperFrio joint venture which was finalized in April of 2025. The tables below include financial data related to the venture for the periods in which Americold retained its equity interest through April of 2025.

SuperFrio
					June 30,
Summary Balance Sheet - at the JV’s 100% share in BRLs					2025		2024
(In thousands)
Net book value of property, buildings, and equipment					R$	—	R$	1,133,020
Other assets					—		493,244
Total assets					R$	—	R$	1,626,264

Debt					R$	—	R$	725,877
Other liabilities					—		538,700
Equity					—		361,687
Total liabilities and equity					R$	—	R$	1,626,264

Americold’s ownership percentage					—		14.99%

BRL/USD end of period rate					0.1841		0.1789
Americold’s pro rata share of debt at BRL/USD rate						$—		$19,466

	Three Months Ended				Six Months Ended
Summary Statement of Operations - at the JV’s 100% share in BRLs	Q2 25		Q2 24		Q2 25		Q2 24
(In thousands)
Revenues	R$	48,625	R$	149,150	R$	190,783	R$	294,424

Cost of operations		41,220		112,283	159,727		223,895
Selling, general, and administrative expense		2,771		6,126	10,823		13,526
M&A expense & other		3,325		5,664	7,575		8,892
Depreciation & amortization		4,973		17,084	20,582		35,738
Total operating expenses		52,289		141,157	198,707		282,051
Operating (loss) income		(3,664)		7,993	(7,924)		12,373

Interest expense		(15,787)		(36,683)	(61,231)		(67,032)
Other income		19		1,023	543		1,802
Income tax (expense) benefit		(51)		(88)	(282)		(40)
Non-operating expenses		(15,819)		(35,748)	(60,970)		(65,270)
Net loss	R$	(19,483)	R$	(27,755)	R$	(68,894)	R$	(52,897)

Americold’s ownership percentage	14.99%		14.99%		14.99%		14.99%

BRL/USD average rate		0.1766		0.1917	0.1738		0.1968
Americold’s pro rata share of NOI		$196		$1,059		$802		$2,081
Americold’s pro rata share of Net loss		$(516)		$(798)		$(1,782)		$(1,560)
Americold’s pro rata share of Core FFO		$(358)		$(370)		$(1,294)		$(741)
Americold’s pro rata share of Adjusted FFO		$(305)		$(227)		$(1,099)		$(386)

Financial Supplement	Second Quarter 2025
Unconsolidated Joint Ventures (Investments in Partially Owned Entities) (Continued)
As of June 30, 2025, the Company owned a 49% equity share in the Dubai-based RSA joint venture. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

RSA
			June 30,
Summary Balance Sheet - at the JV’s 100% share in AED			2025	2024
(In thousands)
Net book value of property, buildings, and equipment			181,642	67,102
Other assets			12,965	11,043
Total assets			194,607	78,145

Debt			139,802	49,793
Other liabilities			25,007	10,871
Equity			29,798	17,481
Total liabilities and equity			194,607	78,145

Americold’s ownership percentage			49%	49%

AED/USD end of period rate			0.2723	0.2723
Americold’s pro rata share of debt at AED/USD rate			$18,653	$6,644

	Three Months Ended		Six Months Ended
Summary Statement of Operations - at the JV’s 100% share in AED	Q2 25	Q2 24	Q2 25	Q2 24
(In thousands)
Revenues	8,863	3,835	15,371	6,597

Cost of operations	6,770	4,313	12,031	8,068
Depreciation & amortization	915	415	1,797	829
Total operating expenses	7,685	4,728	13,828	8,897
Operating income (loss)	1,178	(893)	1,543	(2,300)

Interest expense	(676)	(216)	(1,329)	(409)
Non-operating expenses	(676)	(216)	(1,329)	(409)
Net income (loss)	502	(1,109)	214	(2,709)

Americold’s ownership percentage	49%	49%	49%	49%

AED/USD average rate	0.2723	0.2723	0.2723	0.2723
Americold’s pro rata share of NOI	$279	$(64)	$446	$(196)
Americold’s pro rata share of Net loss	$67	$(148)	$29	$(361)
Americold’s pro rata share of Core FFO	$167	$(99)	$228	$(263)
Americold’s pro rata share of Adjusted FFO	$168	$(97)	$244	$(256)

Financial Supplement	Second Quarter 2025
Reconciliations, Notes, and Definitions

Revenues and Contribution (NOI) by Segment
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Segment revenues:
Warehouse	$594,070	$600,387	$1,169,427	$1,198,097
Transportation	48,097	50,637	92,090	107,490
Third-party managed	8,581	9,931	18,211	20,348
Total revenues	650,748	660,955	1,279,728	1,325,935

Segment contribution:
Warehouse	201,005	204,531	397,590	401,662
Transportation	8,742	8,850	15,996	20,372
Third-party managed	1,909	2,102	3,918	4,285
Total segment contribution (NOI)	211,656	215,483	417,504	426,319

Reconciling items:
Depreciation and amortization expense	(90,462)	(89,649)	(179,444)	(181,744)
Selling, general, and administrative expense	(66,907)	(59,453)	(136,142)	(124,879)
Acquisition, cyber incident, and other, net	(23,226)	(3,013)	(48,640)	(18,011)
Impairment of long-lived assets	(5,226)	—	(5,226)	—
Net gain from sale of real estate	11,760	—	11,760	3,514
Interest expense	(38,245)	(33,180)	(74,362)	(66,610)
Loss on debt extinguishment and termination of derivative instruments	—	(110,682)	—	(115,864)
Loss from investments in partially owned entities	(335)	(1,034)	(1,698)	(1,983)
Other, net	5,775	14,623	7,071	24,149
Income (loss) before income taxes	$4,790	$(66,905)	$(9,177)	$(55,109)
We view and manage our business through three primary business segments—warehouse, transportation, and third-party managed. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, case-picking, blast freezing, produce grading and bagging, ripening, kitting, protein boxing, repackaging, e-commerce fulfillment, and other recurring handling services.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation or dedicated services, we may charge a fixed fee. We supplemented our regional, national and truckload consolidation services with the transportation operations from various warehouse acquisitions. We also provide multi-modal global freight forwarding services to support our customers’ needs in certain markets.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to leading food manufacturers and retailers in their owned facilities. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services allows us to offer a complete and integrated suite of services across the cold chain.

Financial Supplement	Second Quarter 2025

Notes and Definitions
We use the following non-GAAP financial measures as supplemental performance measures of our business: NAREIT FFO, Core FFO, Adjusted FFO, NAREIT EBITDAre, Core EBITDA, Core EBITDA margin, net debt to pro-forma Core EBITDA, segment contribution (“NOI”) and margin, same store revenues and NOI, certain constant currency metrics, and maintenance capital expenditures.

We calculate NAREIT funds from operations, or NAREIT FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate and other assets, plus specified non-cash items, such as real estate asset depreciation and amortization, impairment charges on real estate related assets, and our share of reconciling items for partially owned entities. We believe that NAREIT FFO is helpful to investors as a supplemental performance measure because it excludes the effect of real estate related depreciation, amortization and gains or losses from sales of real estate or real estate related assets, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, NAREIT FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as NAREIT FFO adjusted for the effects of Net gain on sale of non-real assets; Acquisition, cyber incident, and other, net; Impairment of long-lived assets (excluding certain real estate assets); Loss on debt extinguishment and termination of derivative instruments; Foreign currency exchange (gain) loss; Gain on legal settlement related to prior period operations; Project Orion deferred costs amortization; Our share of reconciling items related to partially owned entities; and Gain from sale of partially owned entity. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because NAREIT FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of NAREIT FFO and Core FFO measures of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of Amortization of deferred financing costs and pension withdrawal liability; Amortization of below/above market leases; Straight-line rent adjustment; Deferred income tax expense (benefit); Stock-based compensation expense; Non-real estate depreciation and amortization; Maintenance capital expenditures; and Our share of reconciling items related to partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

NAREIT FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. NAREIT FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. NAREIT FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our quarterly and annual reports. NAREIT FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our NAREIT FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. We reconcile NAREIT FFO, Core FFO and Adjusted FFO to Net income (loss), which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate NAREIT EBITDA for Real Estate, or NAREIT EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, Net income (loss) before Depreciation and amortization; Interest expense; Income tax expense (benefit); Net gain from sale of real estate; and Adjustment to reflect share of EBITDAre of partially owned entities. NAREIT EBITDAre is a measure commonly used in our industry, and we present NAREIT EBITDAre to enhance investor understanding of our operating performance. We believe that NAREIT EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as NAREIT EBITDAre further adjusted for Acquisition, cyber incident, and other, net; Loss from investments in partially owned entities; Impairment of long-lived assets; Foreign currency exchange (gain) loss; Stock-based compensation expense; Loss on debt extinguishment and termination of derivative instruments; Loss on other asset disposals; Gain on legal settlement related to prior period operations; Project Orion deferred costs amortization; Reduction in EBITDAre from partially owned entities; and Gain from sale of partially owned entity. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in NAREIT EBITDAre but which we do not believe are indicative of our core business operations. We calculate Core EBITDA margin as Core EBITDA divided by revenues. NAREIT EBITDAre and Core EBITDA are not measurements of financial performance or liquidity under U.S. GAAP, and our NAREIT EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our NAREIT EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of NAREIT EBITDAre and Core EBITDA have limitations as analytical tools, including:

•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

Financial Supplement	Second Quarter 2025

Net debt to proforma Core EBITDA is calculated using total debt outstanding less cash, cash equivalents, and restricted cash divided by pro-forma and/or Core EBITDA. If applicable, we calculate pro-forma Core EBITDA as Core EBITDA further adjusted for acquisitions. The pro-forma adjustment for acquisitions reflects the Core EBITDA for the period of time prior to acquisition.
NOI is calculated as earnings/loss before interest expense, taxes, Depreciation and amortization, and excluding corporate Selling, general, and administrative expense; Acquisition, cyber incident, and other, net; Impairment of long-lived assets; Net gain from sale of real estate and all components of non-operating other income and expense. Management believes that this is a helpful metric to measure period to period operating performance of the business.

We define our “same store” population once annually at the beginning of the current calendar year. Our population includes properties owned or leased for the entirety of two comparable periods with at least twelve consecutive months of normalized operations prior to January 1 of the current calendar year. We define “normalized operations” as properties that have been open for operation or lease, after development, expansion, or significant modification (e.g., rehabilitation subsequent to a natural disaster). Acquired properties are included in the “same store” population if owned by us as of the first business day of the prior calendar year (e.g. January 1, 2024) and are still owned by us as of the end of the current reporting period, unless the property is under development. The “same store” pool is also adjusted to remove properties that are being exited (e.g. non-renewal of warehouse lease or held for sale to third parties), were sold, or entered development subsequent to the beginning of the current calendar year. Changes in ownership structure (e.g., purchase of a previously leased warehouse) does not result in a facility being excluded from the same store population, as management believes that actively managing its real estate is normal course of operations. Additionally, management classifies new developments (both conventional and automated facilities) as a component of the same store pool once the facility is considered fully operational and both inbounding and outbounding product for at least twelve consecutive months prior to January 1 of the current calendar year.

We calculate “same store revenues” as revenues for the same store population. We calculate “same store contribution (NOI)” as revenues for the same store population less its cost of operations (excluding any Depreciation and amortization, Impairment of long-lived assets, Selling, general, and administrative, Acquisition, cyber incident, and other, net and Net gain from sale of real estate). In order to derive an appropriate measure of period-to-period operating performance, we also calculate our same store contribution (NOI) on a constant currency basis to remove the effects of foreign currency exchange rate movements by using the comparable prior period exchange rate to translate from local currency into U.S. dollars for both periods. We evaluate the performance of the warehouses we own or lease using a “same store” analysis, and we believe that same store contribution (NOI) is helpful to investors as a supplemental performance measure because it includes the operating performance from the population of properties that is consistent from period to period and also on a constant currency basis, thereby eliminating the effects of changes in the composition of our warehouse portfolio and currency fluctuations on performance measures. Same store contribution (NOI) is not a measurement of financial performance under U.S. GAAP. In addition, other companies providing temperature-controlled warehouse storage and handling and other warehouse services may not define same store or calculate same store contribution (NOI) in a manner consistent with our definition or calculation. Same store contribution (NOI) should be considered as a supplement, but not as an alternative, to our results calculated in accordance with U.S. GAAP.

We define “maintenance capital expenditures” as capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology. Maintenance capital expenditures do not include acquisition costs contemplated when underwriting the purchase of a building or costs which are incurred to bring a building up to Americold’s operating standards.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.